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                                                                EXHIBIT 10.11(b)


                                                            March 31, 1994






Mr. Jeff Parish
Vice President, Bulk Power and Delivery
Alabama Electric Cooperative, Inc.
PO Box 550
Andalusia, AL  36420

Dear Mr. Parish:

     Subject:  Letter of Commitment - Firm Power Sale

Oglethorpe Power Corporation ("OPC") and Alabama Electric Cooperative, Inc. ("AEC") enter into this Letter of Commitment under Service Schedule J - Negotiated Interchange Service dated April 22, 1994 to provide for OPC's sale of 100 MW firm base capacity and associated energy to AEC. This letter sets forth the terms and conditions governing such sale and constitutes the entire understanding of the parties.

Amount of Capacity to be Sold

     OPC shall sell and AEC shall purchase one hundred megawatts
     (100 MW) of firm base capacity and associated energy.

Term of Sale

     The term of the sale shall commence on June 1, 1998 and end on December 31, 2005.

Charges for Capacity and Energy

     The capacity charge during each calendar year is as follows:

                       Year             $/kW/month

                       1998                7.00
                       1999                7.00
                       2000                7.00
                       2001                7.25
                       2002                7.50
                       2003                7.75
                       2004                8.00
                       2005                8.25


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The energy charge per kilowatt-hour for energy scheduled and delivered for the current delivery month shall be fixed prior to the beginning of the month, and be calculated based on the prior actual 12 month rolling average fuel and variable operations and maintenance rate attributed to OPC's Plant Robert W. Scherer Units No. 1 and 2, plus ten percent (10%).

Cost of Emission Allowances

Costs, if any, associated with emissions allowance as currently contemplated by the implementation of the Clean Air Act of 1992 shall be borne by OPC.

OPC shall have the right to recover any new legitimate cost, fee, tax, or assessment not now in existence that shall be imposed due to the production or supply of the energy associated with the sale. Such new costs shall not be subject to the ten percent energy charge adder.

Schedule and Delivery

Delivery and scheduling of the capacity and energy shall be in accordance with the terms and conditions of the Interconnection Agreement between the parties dated November 12, 1990 as amended April 22, 1994.

It is the parties' intent that the capacity and energy delivered by OPC and received by AEC shall be firm. As such, OPC shall not curtail the delivery of the power except in a system emergency and only then after other OPC firm and non-firm off-system deliveries have been curtailed. Further, any curtailment to AEC shall be on a pro rata basis with any curtailment of deliveries to OPC's Member Systems, unless agreed to otherwise.

Delivery Point

The delivery and receipt of the capacity and energy shall be at the transmission system of AEC, unless agreed to otherwise. OPC shall deliver the capacity and energy at the Delivery Point without reduction for capacity and energy losses.

OPC shall be solely responsible for obtaining sufficient interface capacity transfer capability rights on the ITS and any other transmission service that may be required.

AEC's obligations hereunder to purchase 100 MW of capacity and energy shall be contingent upon OPC resolving any ITS interface limits or obtaining any other transmission agreements necessary to deliver subject capacity and energy. AEC may cancel this letter of commitment if OPC does not have such firm transmission arrangements in place by April 1, 1995. This date may be extended by mutual agreement.

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AEC Option for Additional Capacity

AEC shall have the option to increase the amount of capacity and energy to be purchased up to an additional 150 MW during the term of this sale by providing two (2) years' prior written notice to OPC, subject to OPC's determination that such capacity and ITS transfer capability is available. OPC shall use its best reasonable efforts to notify AEC if it believes such additional capacity may not be available.

The capacity charge for such additional capacity during a calendar year shall be at the rate set out above for the initial capacity plus an adder of $2.00/kW/month.

Required Approvals

The effectiveness of this Letter of Commitment is contingent upon approval by the parties' respective Board of Directors and by the Administrator of the Rural Electrification Administration.

Please signify AEC's agreement with the terms and conditions of this Letter of Commitment by signing below and returning two (2) signed originals to me.

                                        Very truly yours,

                                        /s/     CHARLES T. AUTRY

                                        Charles T. Autry
                                        Corporate Contracts Officer
                                        Senior Vice President and
                                        General Counsel


ACCEPTED AND AGREED:
ALABAMA ELECTRIC COOPERATIVE, INC.

By:/s/    JAMES A. VANN, JR.

Title:    President and CEO

Date:     April 22, 1994



RPC:ll

cc:  Mr. R. P. Carlton